UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 22, 2004 (March 19, 2004)

NUCOTEC, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-50146	94-3409645
(Commission File Number)	(IRS Employer Identification No.)

3841 Amador Way, Reno, NV 89502
(Address of principal executive offices)

(775) 827-2324
(Issuer’s telephone number)

1080 S.E. 3rd Avenue, Ft. Lauderdale, FL 33316 (954) 356-8111
(Former name, address and telephone number)

ITEM 1.                  CHANGES IN CONTROL OF REGISTRANT

(a)                           On March 19, 2004, Earl T. Shannon, Steven W. Hudson, and Scott W. Bodenweber agreed that 5,110,200 of their shares of the Company will be redeemed by the Company in exchange for all of the Company’s shares of Salty’s Warehouse, Inc. (the “Transfer”).  Earl T. Shannon, Steven W. Hudson, and Scott W. Bodenweber have agreed that 917,800 of their shares of the Company will be redeemed by the Company in exchange for $570,000 (the “Sale”).  As a condition to these transactions, Messrs. Shannon, Hudson, and Bodenweber have resigned as officers of the Company.  Earl W. Abbott has been appointed President, Chief Financial Officer and Secretary of the Company.  In addition, Mr. Abbott, Carl A. Pescio and Stanley B. Keith have collectively purchased 84,000 shares of common stock from the Company.  Mr. Abbott, Mr. Pescio and Mr. Keith will replace Messrs. Shannon, Hudson and Bodenweber on the Board of Directors of the Company ten days after a Schedule 14f-1 is delivered to our shareholders.

(b)           The following table sets forth, as of March 19, 2004, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each officer and director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all directors and officers as a group.

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Common Stock	Earl W. Abbott President, Chief Financial Officer, Secretary, Director 3841 Amador Way Reno, Nevada 89502	42,000 shares	31.8%
Common Stock	Carl A. Pescio Director 3841 Amador Way Reno, Nevada 89502	21,000 shares	15.9%
Common Stock	Stanley B. Keith Director 3841 Amador Way Reno, Nevada 89502	21,000 shares	15.9%
Common Stock	All directors and named executive officers as a group (3 persons)	84,000 shares	63.6%

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On March 19, 2004, pursuant to a Plan of Reorganization and Acquisition, we acquired 5,110,200 shares of our common stock from Earl T. Shannon and Steven W. Hudson in exchange for 80 shares of common stock of Salty’s Warehouse, Inc.  As a result of this transaction, we no longer own Salty’s Warehouse, Inc.  We have returned the 5,110,200 shares of our common stock to authorized, but unissued status.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)	Exhibits

	10.l	Stock Redemption Agreements, dated March 19, 2004
	10.2	Plan of Reorganization and Acquisition, dated March 19, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NUCOTEC, INC.,
a Nevada corporation

/s/ Earl T. Shannon
		BY:	Earl T. Shannon
		ITS:	President

Date:	March 19, 2004